Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Onconetix, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	6,250,000	(2)	$0.63	(3)	$3,937,500	0.00015310	$602.84	(4)

Fees Previously Paid	-	-	-	-		-		-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-				-				-	-	-	-
	Total Offering Amounts									$602.84
	Total Fees Previously Paid									602.84
	Total Fee Offsets									-
	Net Fee Due									$0.00

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents up to 25,000,000 shares of common stock, par value $0.00001 per share (the “Common Stock”) of Onconetix, Inc., a Delaware corporation (the “Company”), that the Company may elect, in its sole discretion, to issue and sell to Keystone Capital Partners, LLC (“Keystone”) pursuant to that certain Common Stock ELOC Purchase Agreement, dated as of October 2, 2024, by and between the Company and Keystone, assuming the shares to be issued are sold at a price of $4.00 per share.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on The Nasdaq Stock Market LLC on December 6, 2024 ($0.63 per share), in accordance with Rule 457(c) of the Securities Act.

(4)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00015310.